As filed with the Securities and Exchange Commission on February 16, 2001.
                                                      Registration No. 333-43422

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               Amendment No. 2 to


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                        GRANITE CONSTRUCTION INCORPORATED

             (Exact Name of Registrant as Specified in its Charter)

                  Delaware                                   77-0239383
        (State or Other Jurisdiction                      (I.R.S. Employer
      of Incorporation or organization)                Identification Number)
            585 West Beach Street                               95076
          Watsonville, California                            (Zip Code)
  (Address of Principal Executive Offices)

                                  Michael Futch
                 Vice President, General Counsel, and Secretary
                              585 West Beach Street
                          Watsonville, California 95076
                                 (831) 724-1011
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                             -----------------------


                                   Copies to:
                                Peter Lyons, Esq.
                               Shearman & Sterling
                               1550 El Camino Real
                          Menlo Park, California 94025
                                 (650) 330-2200


                             -----------------------

      Approximate Date of commencement of proposed sale of the securities to the public: As soon as possible after the Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

--------------------------------------------------------------------------------
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2001
                        GRANITE CONSTRUCTION INCORPORATED
                         DIVIDEND REINVESTMENT AND STOCK
                                  PURCHASE PLAN

                                3,000,000 SHARES
                                  COMMON STOCK

      Granite Construction Incorporated, a Delaware corporation, is one of the nation's largest diversified heavy civil contractors and construction materials producer. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to record holders of common stock, as well as to other interested investors. The Dividend Reinvestment and Stock Purchase Plan is a simple, convenient and low-cost means of investing in our common stock.

                                 PLAN HIGHLIGHTS

o You may participate in the Plan if you currently own shares of our common stock. If you do not own any common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with a minimum initial investment of $3,000.

o Once you are enrolled in the Plan, you may buy additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 25 shares of our common stock.

o Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $100 to $10,000 per month. In certain instances, however, we may permit greater optional cash investments.

      Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

      See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of common stock.


      Our shares of common stock are traded on the New York Stock Exchange under the ticker symbol "GVA." The closing price of our common stock on February 15, 2001 was $32.05 per share.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is     , 2001.

                               SUMMARY OF THE PLAN

      The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.


-- ENROLLMENT:          You can participate in the Plan if you currently own
                        shares of our common stock by submitting a completed authorization form. You may obtain an authorization form from the Plan's administrator, Mellon Bank, N.A. Please see Question 6 for more detailed information.


-- INITIAL INVESTMENT:  If you do not own any shares of our common stock, you can participate in the Plan by making an initial investment in our common stock through the Plan with a minimum initial investment of $ 3,000. Please see Question 5 for more detailed information. Employees and employees of affiliates of Granite Construction Incorporated ("Granite") who do not currently own any shares of our common stock may become participants by making a payroll deduction election of at least $100 per month. Employees paid on a weekly basis must elect a deduction of at least $25 per week. Employees paid on a semi-monthly basis must elect a deduction of at least $50 per pay cycle.

-- REINVESTMENT OF      You can reinvest your cash dividends on all or a portion
     DIVIDENDS:         of your shares of our common stock. You will be able to
                        purchase additional shares of our common stock by reinvesting your dividends, without paying fees. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 25 shares of our common stock. Please see Question 6 for more detailed information.

-- OPTIONAL CASH        After you are enrolled in the Plan, you can buy
    INVESTMENTS:        additional shares of our common stock. You can invest a
                        minimum of $100 up to a maximum of $10,000 in any one month. Under certain circumstances, we may approve a written request to waive the $10,000 per month maximum amount. Please see Question 6 for more detailed information.

-- SOURCE OF SHARES:    The administrator of the Plan will purchase shares of
                        our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see
                        Question 8 for more detailed information.

-- PURCHASE PRICE:      Under the Plan, with respect to reinvested dividends and
                        optional cash investments of $10,000 or less, the purchase price for shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date, or if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. Please see Question 8 for more detailed information.

                        With respect to optional cash investments of greater than $10,000, the purchase price for newly issued shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date, or if no trading occurs in shares of our common stock on such trading day, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported, less any discount. Please see Question 8 for more detailed information.

                        The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such shares on the relevant investment date. Please see Question 8 for more detailed information.

 -- TRACKING YOUR       You will receive periodic statements of the transactions
     INVESTMENT:        made in your Plan account. These statements will provide
                        you with details of the transactions and will indicate the share balance in your Plan account. Please see
                        Question 14 for more detailed information.


-- ADMINISTRATION:      Mellon Bank, N.A. will serve as the administrator of the
                        Plan. You should send all correspondence with the administrator to: Mellon Bank, N.A. c/o Mellon Investor
                        Services, P.O. Box 3338, South Hackensack, New Jersey
                        07606-1938. You may call the Administrator at 1-888-884-5090 Please see Question 4 for more detailed information.

                                  RISK FACTORS

      In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing shares of the Common Stock offered pursuant to the Plan:

DEPENDENCE ON PUBLIC SECTOR A significant percentage of our revenue comes from contracts with federal, state and local governments. In 1999, these public sector or government contracts accounted for approximately 65% of our revenue. Consequently, any reduction in demand for our services by the public sector would harm our operating results. Furthermore, government contracts are generally terminable at the convenience of the government. If and when such contracts are terminated however, contract specifications generally require the government to settle or pay for services provided by the contractor up to the time of termination. Although we have not experienced any material cancellations in the past, there is no assurance such cancellations will not occur in the future.

FLUCTUATIONS IN OPERATING RESULTS Because of varying weather conditions in many of the areas where we perform work, we have historically experienced a seasonal pattern in our operating results with the first quarter of each year typically having the lowest revenue. In addition, quarterly results may be affected by the commencement, stage of completion or termination of major projects. Results for any one quarter, therefore, are not indicative of results for any other quarter or for the year.

COMPETITION In our geographic markets, we compete with other major contractors as well as smaller contractors. In general, competition for work in these markets is intense, and especially in the public sector, contracts are normally required by law to be awarded to the lowest responsible and responsive bidder. Consequently our ability to obtain a substantial portion of our contracts is dependent upon our ability to accurately and effectively estimate contract prices lower than our competitors are able to do so.

RISKS OF FIXED UNIT PRICE CONTRACTS; BID AND PERFORMANCE BONDS The Company's revenue is substantially derived from construction contracts that are fixed unit price contracts. The terms of these contracts require us to guarantee the price of our services on a unit price basis and assume the risk that the costs associated with our performance will be greater than we anticipated. Our profitability in this market is therefore dependent on our ability to accurately estimate the costs associated with our services. These costs may be affected by a variety of factors, such as lower than anticipated productivity and conditions at the construction sites differing materially from what was anticipated at bid time. If we are unable to accurately estimate the costs of these fixed unit price contracts, certain projects could have lower margins than anticipated, which could harm our results of operations or financial condition.

      Institutional and public works projects are frequently long-term, complex projects requiring significant technical and management skills and financial strength to, among other things, obtain bid and performance bonds, which are often a condition to bidding for, and awarding of, contracts for such projects. Although we have done business with the same surety since 1926 and have never been turned down for a bond, there can be no assurance that we will be able to obtain bid and performance bonds in the future and the inability to procure such bonds could harm our business, operating results and financial condition.

SKILLED SUBCONTRACTORS AND PERSONNEL MAY NOT BE AVAILABLE We are dependent on the availability of qualified subcontractors. These subcontractors and we are, in turn, dependent on the availability of skilled workers. From time to time, particularly when the level of activity in the construction industry is high, both we and our subcontractors may face shortages of skilled workers. We cannot assure you that an adequate supply of subcontractors or skilled workers will be available to carry out our projects or that the costs to retain skilled subcontractors and workers will not exceed our estimates.

CONSTRUCTION INDUSTRY CYCLICALITY MAY IMPACT OUR BUSINESS ADVERSELY The construction industry is cyclical and influenced by various economic factors, including interest rates and general fluctuations of the business cycle. Although we provide services to a broad range of clients, cyclicality in construction markets, especially in the western United States where we derived approximately 57% of our revenues in 1999, as well as instability in general economic conditions could harm our business, operating results and financial condition. In recent years, the level of construction activity in the market sectors that we serve has been at a relatively high level. We cannot assure you that this level of activity will be sustained.

DISPUTES OFTEN ARISE IN OUR BUSINESS Given the nature of the construction industry and the contracting process, disputes often arise among builders, subcontractors and customers. These disputes have the potential to result in the assertion of claims and litigation. Although the costs and legal expenses incurred in defense of claims against us and in pursuit of our claims have not historically been substantial, we cannot assure you that such fees will not significantly increase in the future. Significant increases in the costs of claims and litigation could harm our business, operating results and financial condition.


DEPENDENCE ON SENIOR MANAGEMENT A relatively small number of key executive officers manage our business and formulate our strategies. The loss of these key management persons could have a material adverse effect on us. David H. Watts, our Chairman of the Board and Chief Executive Officer, is 62 years of age, and several members of the Board of Directors are over 65 years of age. We cannot assure you that we will find suitable replacements for these individuals when they decide to retire.


GOVERNMENT REGULATIONS Our operations are subject to compliance with regulatory requirements of federal, state, and municipal agencies and authorities, including regulations concerning labor relations, affirmative action and the protection of the environment. While compliance with applicable regulatory requirements has not materially harmed our operations in the past relative to our competitive position within our industry sector, there can be no assurance that these requirements will not change and that compliance will not harm our operations. In addition, our operations require operating permits granted by governmental agencies. We believe that tighter regulations for the protection of the environment and other factors may make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than those that currently exist.

MARKET FOR COMMON STOCK The market price of our Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates or recommendations by securities analysts, changes in the construction industry or general economic conditions and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of companies. These broad market fluctuations may harm the market price of our Common Stock.

PROVISIONS OF DELWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DELAY OR PREVENT A TAKEOVER OF US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS Provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions include:

      o Authorizing the issuance of preferred stock without stockholder approval;

      o Providing for a classified board of directors with staggered, three-year terms;

      o Requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

      o     Prohibiting stockholder actions by written consent; and

      o Requiring in certain circumstances, two-thirds of the outstanding shares to approve any merger of us into or with any other entity.

                           FORWARD LOOKING STATEMENTS

      Some of the statements under "Risk Factors" and elsewhere contained or incorporated by reference in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as required by law, we do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                        TERMS AND CONDITIONS OF THE PLAN


      The following constitutes our Dividend Reinvestment and Stock Purchase Plan, as in effect beginning February 16, 2001. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share.


PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

      The primary purpose of the Plan is to give holders of record of common stock and other interested investors a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends in shares of common stock. A secondary purpose of the Plan is to provide us another way to raise additional capital for general corporate purposes through sales of common stock under the Plan.

PARTICIPATION OPTIONS

2. WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

      Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

      o FULL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least 25 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock.

      o PARTIAL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on a percentage of your shares of common stock to purchase additional shares of common stock if you have at least 25 shares of common stock in your Plan account. You must elect to reinvest the dividends on at least 25 shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock.

      o OPTIONAL CASH INVESTMENTS ONLY You may make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock. You may request, and in certain instances we will approve, a waiver from us permitting you to make optional cash investments in an amount greater than $10,000 per month. See Question 10 to learn how to request such a waiver.

BENEFITS AND DISADVANTAGES

3. WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

      BENEFITS

      Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

      o There are no costs associated with the Full or Partial Dividend Reinvestment portions of the Plan that you must pay, except for costs relating to your optional cash investments, voluntary selling of shares of common stock or withdrawal from the Plan. Therefore, you will no longer need to pay trading fees or service fees to purchase common stock relating to dividend reinvestment. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible).

      o You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends and optional cash investments.

      o You will have the option of having your stock certificates held for safekeeping by the Administrator, insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

      o You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

      o You will have the flexibility of making optional cash investments of $100 to $10,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

      o At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account.

DISADVANTAGES

      Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

      o We may not offer a discount on purchases of common stock made through dividend reinvestments or optional cash investments, although we reserve the right to offer any such discount in the future.

      o Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

      o Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

      o You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

      o Because the Administrator of the Plan will buy shares of common stock for account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

      o Sales of shares of common stock held in your Plan account may be delayed.

      o We will not pay interest on funds that we hold pending reinvestment or investment.

      o You may not pledge shares of common stock deposited in your Plan account unless you withdraw such shares from the Plan.

ADMINISTRATION

4. WHO WILL ADMINISTER THE PLAN?


      ADMINISTRATOR. Mellon Bank, N.A. or such other entity as we may designate, will serve as the Administrator of the Plan. Mellon Investor Services, a registered transfer agent, will provide certain administrative support to the Administrator. The Administrator (i) acts as your agent, (ii) keeps records of all Plan accounts, (iii) sends your account statements to you, (iv) buys and sells, at your direction, all shares of common stock under the Plan, and (v) performs other duties relating to the Plan. You should send all correspondence with the Administrator to:

                                Mellon Bank, N.A.
                          c/o Mellon Investor Services
                                  P.O. Box 3338
                    South Hackensack, New Jersey 07606-1938.
                            Telephone: 1-888-884-5090


      PARTICIPATION. For purposes of this section, we generally have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own (for example, the shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.

5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

      You may participate in the Plan if you meet the following requirements:


      MINIMUM OWNERSHIP INTEREST. You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you either should (1) direct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, by requesting Broker and Nominee Form.


      There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least 25 shares of common stock in your Plan account.

      If you are an interested investor who is not yet a shareholder, you initially can purchase from us at least $3,000 of common stock in order to participate in the Plan. Employees and employees of affiliates of Granite who do not currently own shares may, by automatic payroll deduction, make an initial purchase of $100 per month. Employees paid on a weekly basis must elect a minimum payroll deduction of $25 per week. Employees paid on a semi-monthly basis must elect a minimum payroll deduction of $50 per pay cycle. This initial purchase will enable you to participate in the optional cash investment feature, and, so long as that initial purchase resulted in your account acquiring 25 shares, the dividend reinvestment portions of the Plan. You may purchase shares of common stock pursuant to this paragraph in the manner set forth in Question 8.

      NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE. You may not transfer your right to participate in the Plan to another person.

      FOREIGN LAW RESTRICTIONS. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

      EXCLUSION FROM PLAN FOR SHORT-TERM TRADING. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

      EXCLUSION FROM PLAN AT OUR ELECTION. Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.

ENROLLMENT

6. HOW DO I ENROLL IN THE PLAN?

      If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.

      THE AUTHORIZATION FORM. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to join the Plan at any time.


      However, if you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you must either (1) instruct your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see "The Broker and Nominee Form" below for more information) or (2) sign and return the enclosed Authorization Form and instruct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name.


      If you are an interested investor who is not presently our shareholder, but you desire to participate in the Plan by making an initial purchase from us of at least $3,000 of common stock, you may join the Plan by signing an Authorization Form and forwarding it, together with such funds, to the Administrator. You may obtain an Authorization Form at any time by contacting the Administrator at the address set forth in Question 4.

      Employees and employees of affiliates of Granite who do not currently own shares outside of any qualified retirement plans and desire to participate in the plan, may join by submitting a properly completed Authorization/Payroll Deduction Form to the Corporate Payroll Department, Watsonville, California Deductions will commence within two payroll cycles of receipt of your properly completed form.

      CHOOSING YOUR INVESTMENT OPTION. When completing the Authorization Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

      o "Full Dividend Reinvestment"--This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. To participate in the full dividend reinvestment feature of the Plan, you must hold a minimum of 25 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock.

      o "Partial Dividend Reinvestment"--This option directs the Administrator to reinvest cash dividends paid on a percentage of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. To participate in the partial dividend reinvestment feature of the Plan, you must hold a minimum of 25 shares of common stock in your Plan account, and/or you must elect to reinvest the dividends on at least 25 shares of common stock. This option also permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock.

      o "Optional Cash Investments Only"--This option permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan.

      You should choose your investment option by checking the appropriate box on the Authorization Form.

      The Administrator automatically will reinvest all cash dividends paid on the percentage of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

      CHANGING YOUR INVESTMENT OPTION. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any such change at least three business days before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least five business days before the record date for a dividend payment in order to reinvest for such new number of shares on the next Investment Date.

      THE BROKER AND NOMINEE FORM. If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or, other nominee in whose name your shares are held must complete a Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares are held, holding your common stock in the name of a major securities depository, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your shares are held transmit optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your shares are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your shares are held must have submitted a completed Authorization Form on your behalf.

      The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable investment date or the optional cash investment will not be invested until the following Investment Date.

7. WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

      The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Authorization Form, provided it receives such Authorization Form before the record date set for the related dividend payment.

      If you choose the optional cash investments only option and wish to invest at least $100 but not more than $10,000 in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Authorization Form and the good funds to be invested, provided it receives such Authorization Form at least one day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the cutoff date indicated above then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please see the provisions of Question 10 if you wish to invest more than $10,000.

      Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

PURCHASES

8. HOW ARE SHARES PURCHASED UNDER THE PLAN?


      INITIAL PURCHASE OF COMMON STOCK. If you are an interested investor who is not yet our stockholder, then you initially may direct the Administrator to purchase for your account at least $3,000 worth of common stock, thus making you eligible to participate in the Plan. You should send, together with your Authorization Form, a check or money order (payable to Mellon Bank, N.A.) in an amount from $3,000 to $10,000 to the Administrator at the address set forth in Question 4. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.


      If you are an employee or an employee of an affiliate of Granite and you do not currently own shares you may, by automatic payroll deduction, make an initial investment of at least $100 per month. Employees paid on a weekly basis must elect an automatic payroll deduction of at least $25 per week. Employees paid on a semi-monthly basis must elect an automatic payroll deduction of at least $50 per pay cycle. Such payroll deductions will be submitted by Granite to the Administrator by electronic transfer at the address set forth in Question 4. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.

      SOURCE OF THE SHARES OF COMMON STOCK. The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued shares of common stock directly from us or shares of common stock on the open market or in privately negotiated transactions with third parties, or a combination of both, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock (including shares held in our treasury, if any).

      INVESTMENT DATES When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Investment Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment or optional cash investments of $10,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the 15th day of the month, or if the 15th falls on a holiday or weekend, the business day immediately preceding the 15th of any month in which we do not pay a cash dividend.


      If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $10,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be ten (10) Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next sentence), with one-tenth (1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below. The "Pricing Period" is the period encompassing the ten consecutive trading days immediately preceding the Investment Date. A "trading day" is a day on which trades in common stock are reported on the New York Stock Exchange.

      If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical after the applicable Investment Date.

      In the past, record dates for dividends have preceded the dividend payment dates by approximately three weeks. We historically have paid dividends on or about the fifteenth of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

      We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

      PRICE OF SHARES OF COMMON STOCK. If the Administrator purchases shares of common stock directly from us, then with respect to reinvested dividends and optional cash investments of $10,000 or less, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales price for a share of common stock reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to seven decimal places, if necessary.

      If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments of greater than $10,000, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each Investment Date, or, if no trading occurs in shares of common stock on such trading day, the first trading day immediately preceding the Investment Date for which trades are reported, computed up to seven decimal places, if necessary, less any discount.

      If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

      NUMBER OF SHARES TO BE PURCHASED. If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (i) the dividend on all shares of common stock (including fractional shares) held in your Plan account for which you have requested dividend reinvestment and (ii) any optional cash investments, less any fees that you may be required to pay, to be made as of that Investment Date. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible).

      If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments, less any fees that you may be required to pay, to be made as of that Investment Date. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible).

      As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the seventh decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes, as well as any fees that you may be required to pay. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible).

      ADMINISTRATOR'S CONTROL OF PURCHASE TERMS. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

      o     the exact timing of open market purchases;

      o the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

      o the prices for the shares of common stock that the Administrator pays;

      o     the markets on which the Administrator makes such purchases; and

      o the persons (including brokers and dealers) from or through which the Administrator makes such purchases.

      COMMINGLING OF FUNDS. When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9. HOW DO I MAKE A CASH INVESTMENT?

      You may make a cash investment at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common stock, (2) an interested investor who has purchased from us at least $3,000 of common stock or
(3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.


      INITIAL CASH INVESTMENTS. As a new investor you may make an initial cash investment when enrolling in the Plan by sending your properly completed Authorization Form and a check or money order (payable to Mellon Bank, N.A.) in an amount from $3,000 to $10,000 to the Administrator at the address indicated on the form so as to be received at least one business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $10,000 in any month.


      As an employee or an employee of an affiliate of Granite who does not currently own shares you may, by automatic payroll deduction, make an initial investment of at least $100 per month. Employees paid on a weekly basis must elect an automatic payroll deduction of at least $25 per week. Employees paid on a semi-monthly basis must elect an automatic payroll deduction of at least $50 per pay cycle. Such payroll deduction will be submitted by Granite to the Administrator by electronic transfer so as to be received on the regularly scheduled pay cycle. Deductions will be held by the Administrator, without interest, and invested on the next regularly scheduled Investment Date.


      OPTIONAL CASH INVESTMENTS. After your first investment, whether by dividend reinvestment, initial cash investment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to Mellon Bank, N.A.) in an amount from $100 to $10,000 to the Administrator at the address set forth on the statement so as to be received at least one business day preceding an Investment Date.


      If you are a beneficial owner of common stock, you (through your broker, bank or other nominee) must make all optional cash investments through the use of a Broker and Nominee Form. See Question 6.

      The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the business day before an Investment Date. The Administrator will invest such held-over funds, less any fees that you may be required to pay, on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. (Please see "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible). If the next Investment Date will occur in more than 35 days, then the Administrator will return such funds to you, without interest.

      MINIMUM AND MAXIMUM LIMITS. For any Investment Date that you choose to make an optional cash investment, you must invest at least $100 but not more than $10,000. You may invest an amount greater than $10,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

      ITEMS TO REMEMBER WHEN MAKING OPTIONAL CASH INVESTMENTS. When making your optional cash investment, you should consider the following:

      o All optional cash investments must equal at least $100 but not more than $10,000 per month;

      o     You do not have to make an optional cash payment in any month;

      o     You do not have to send the same amount of cash payment each month;

      o You must make all optional cash investments in United States dollars; and


      o You must send optional cash investments in the form of a check or money order payable to Mellon Bank, N.A. Do not send cash.


      REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS. To obtain a refund of optional cash investments which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question
4. The Administrator must receive your request no later than five business days prior to the Investment Date in order to refund your money for such Investment Date.

      INTEREST ON OPTIONAL CASH INVESTMENTS. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the fifth business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10. HOW DO I MAKE A CASH INVESTMENT OVER THE MAXIMUM MONTHLY AMOUNT?

      We may from time to time grant waivers to investors interested in purchasing shares beyond the Plan limits. We have sole discretion when to grant such waivers, and may do so at any time. When we decide to accept a request for waiver, the price of shares issued will be determined by a pricing period of no less than one but no more than ten days commencing on a mutually agreed upon date between us and the investor. The investment date for optional cash investments beyond the Plan limits will be the next business day following the last day of the pricing period.

      Investors who wish to submit an application for request of waiver must contact the administrator at (917) 320-6300. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period.

      We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant such requests for waiver in order of receipt by the Administrator, or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

      o whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

      o     our need for additional funds;

      o our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

      o     the purchase price likely to apply to any sale of common stock;

      o     the extent and nature of your prior participation in the Plan;

      o     the number of shares of common stock you hold of record; and

      o the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted.

      If you do not receive a response from the Administrator in connection with your request for waiver, you should assume that we have denied your request.

      MINIMUM WAIVER PRICE. We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least two business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

      We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

      In addition, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. For a ten day pricing period, the returned amount will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for a five day pricing period, if the Minimum Waiver Price is not met or no sales of our common stock are reported for one of the five trading days in a Pricing Period, then we will return two-tenths (1/5) (or 20%) of such optional cash investment to you without interest.

      The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular investment. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact the Administrator at (917) 320-6300 to learn whether we have set a Minimum Waiver Price for the Pricing Period of all investments made pursuant to a request for waiver.


      WAIVER DISCOUNT. We may, at our sole discretion, grant discounts on the purchase of shares of common stock under the Plan to investors who request to purchase in excess of $10,000 of common stock in one month pursuant to an approved request for waiver. Such discounts may be between 0% and 3%, inclusive, of the market price of the common stock. We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant such requests for waiver in order of receipt by the Administrator, discounts offered by investors, or by any other method that we determine to be appropriate. We do not presently intend to offer such a discount, and we cannot guarantee that we ever will do so.


      Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price or any Pricing Period. However, you may contact the Administrator on the telephone at (917) 320-6300 to learn whether we are accepting requests for waivers.

11. WHAT IF I HAVE MORE THAN ONE ACCOUNT?

      For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

      For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

12. WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

      SAFEKEEPING OF CERTIFICATES. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.

      You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

      You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will continue to pay you cash dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

      To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

      ISSUANCE OF CERTIFICATES. Upon your written request to the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

      EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME. If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

      o If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name; and

      o If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on such shares registered in your name.

      TRANSFER RESTRICTIONS. You may not pledge, sell or otherwise transfer shares of common stock credited to your Plan account. If you wish to pledge, sell or transfer such shares, you must first request that we issue a certificate for such shares in your name.

SALE OF SHARES

13. HOW DO I SELL SHARES?

      SALE OF SHARES HELD IN YOUR ACCOUNT. You may request at any time that the Administrator sell all or any part of the shares of common stock held in your Plan account. After receipt of your request, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable trading fees, service charges and any taxes. The Administrator will sell shares at least once per week at then current market prices through one or more brokerage firms.

      If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you maintain the 25 share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

      COSTS OF SELLING SHARES. The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

      SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your account.

      TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to rejoin the Plan.

REPORTS

14. HOW WILL I KEEP TRACK OF MY INVESTMENTS?

      Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

      o     total cash dividends received;

      o     total optional cash investments received;

      o total number of shares of common stock purchased (including fractional shares);

      o     price paid per share of common stock;

      o     date of stock purchases; and

      o     total number of shares of common stock in your Plan account.

      You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

WITHDRAWAL

15. HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

      HOW TO WITHDRAW FROM THE PLAN. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide notice instructing the Administrator to terminate your account. The Administrator must receive such notice before the close of business on the record date for any dividend payment in order to terminate your account prior to such dividend payment date.

      COSTS OF WITHDRAWING FROM THE PLAN. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

      ISSUANCE OF STOCK CERTIFICATES UPON WITHDRAWAL FROM PLAN. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account, we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the Plan.

      SELLING SHARES UPON WITHDRAWAL FROM PLAN. As an alternative to receiving stock certificates, upon termination of your Plan account you may request that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue to you certificates for the remaining shares. The Administrator will mail to you a check for the proceeds of such sale, less applicable trading fees, charges and any taxes.

      REJOINING THE PLAN AFTER WITHDRAWAL. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

TAXES

16. WHAT ARE SOME OF THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

      The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen, a resident alien, a U.S. entity or otherwise a U.S. taxpayer. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and the subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

      REINVESTMENT OF DIVIDENDS PAID ON SHARES OF COMMON STOCK. With respect to shares of common stock that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution (with respect to common stock) equal to the fair market value on the Investment Date of the common stock credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of shares of common stock under the Plan), even though you will not receive such distribution in cash. With respect to shares of common stock that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for such shares of common stock, plus your pro rata portion of any trading and related costs incurred by us or the Administrator to purchase such shares. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital to you to the extent of your basis in your shares of common stock, with any excess being taxable to you as gain from the sale of shares of common stock.

      Your tax basis in the shares of common stock acquired for your Plan account generally will equal the total amount of the distribution you are treated as receiving (as described above). Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

      OPTIONAL CASH INVESTMENTS. If you make an optional cash investment in the Plan (whether under the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option, or the Optional Cash Investments Only option), you will not be treated for federal income tax purposes as having received income by virtue of the purchase of shares of common stock with the optional cash investment.

      Your tax basis in the shares of common stock acquired through an optional cash investment under the Plan generally will equal the amount of your optional cash investment, including any trading fees or other related charges incurred by us or the Administrator to purchase such shares on the open market. Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

      BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES. We or the Administrator may be required to deduct as "backup withholding" thirty-one percent (31%) of the dividends that we pay to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from the proceeds of sales of shares of common stock held in your Plan account. You will be subject to backup withholding if:

      o you fail to properly furnish us and the Administrator with your correct tax identification number, or "TIN;"

      o the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

      o the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

      o when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

      Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will be creditable against your income tax liability.

      DISPOSITION. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether such shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

OTHER PROVISIONS

17. HOW CAN I VOTE MY SHARES?

      We will send you proxy materials for any meeting of shareholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of shareholders.

18. WHAT ARE THE COSTS OF THE PLAN?

      We will pay all trading fees and service charges in connection with the reinvestment of dividends to purchase common stock under the Plan. You will be responsible for any fees payable in connection with optional cash investments and/or your sale of shares or voluntary withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

19. WHAT ARE YOUR AND THE ADMINISTRATOR'S RESPONSIBILITIES?

      We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.

      We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or shareholders shall have any personal liability under the Plan.

20. HOW WILL A STOCK SPLIT AFFECT MY PLAN ACCOUNT?

      We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional shares of common stock. In order for the Administrator to calculate the number of shares to be added to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

21. CAN I PLEDGE MY SHARES UNDER THE PLAN?

      You may not pledge any shares of common stock credited to your Plan account. Any such pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw such shares from the Plan. See Question 13 to learn how to sell your shares under the Plan.

22. HOW CAN I TRANSFER MY SHARES?

      You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares. You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer.

23. CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

      Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

24. WHAT HAPPENS IF YOU TERMINATE THE PLAN?

      If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

25. ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

      Other than as stated herein, your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan.

26. HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

      We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.

27. WHAT LAW GOVERNS THE PLAN?

      The laws of the State of Delaware will govern the terms, conditions and operation of the Plan.

28. WHERE WILL NOTICES BE SENT?

      The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below:


      (1) Annual Report on Form 10-K (File No. 1-12911) for the fiscal year ended December 31, 1999

      (2) Quarterly Reports on Form 10-Q (File No. 0-18350) for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

      (3) Proxy Statement relating to our Annual Meeting of Stockholders held on May 22, 2000,


      (4) The description of our common stock and the description of certain provisions of the laws of the State of Delaware and our articles of incorporation and bylaws, both contained in our Registration Statement on Form S-1 ( No. 33-33795 ).


      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the filing hereof and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified of superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


      You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                        Granite Construction Incorporated
                          Investor Relations Department
                                  PO Box 50085
                       Watsonville, California 95077-5085
                                 (831) 724-1011
                           (831) 761-7871 (Facsimile)

      You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

               INFORMATION ABOUT GRANITE CONSTRUCTION INCORPORATED

                                 USE OF PROCEEDS

      We will receive proceeds from the sale of shares of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of shares of common stock that the Administrator purchases directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock or the prices of such shares that we will sell in connection with the Plan.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the above provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

      Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. Such shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange.

      Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things, (i) whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties; (ii) our need for additional funds; (iii) our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds; (iv) the purchase price likely to apply to any sale of common stock; (v) the extent and nature of your prior participation in the Plan; (vi) the number of shares of common stock you hold of record; and
(vii) the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted. We may sell shares of common stock through the Plan to persons who, in connection with the resale of such shares, may be considered underwriters. We will not give any such person any rights or privileges other than those that such person would be entitled to as a participant under the Plan. We will not enter into any agreement with any such person regarding such person's purchase, resale or distribution of shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

      Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all trading fees and service charges in connection with the reinvestment of dividends to purchase common stock under the Plan. You will have to pay any fees payable in connection with your optional cash investments and/or voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Shearman & Sterling, Menlo Park, California.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Granite Construction Incorporated for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   APPENDIX A

                           PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors                     No Charge

Reinvestment of Dividends                            No Charge


Initial Purchase of Shares*
      Transaction Fee                                $5.00 per purchase
      Trading Fee                                    $0.12 per share

Optional Cash Purchases*
      Transaction Fee                                $5.00 per purchase
      Trading Fee                                    $0.12 per share

Sale of Shares (partial or full)*
      Transaction Fee                                $15.00 per sale transaction
      Trading Fee                                    $0.12 per share


Gift or Transfer of Shares                           No Charge

Safekeeping of Stock Certificates                    No Charge

Certificate Issuance                                 No Charge

Returned Checks for Insufficient Funds               $50.00 per item

Duplicate Statements
Current  Year                                        No Charge
Prior Year(s)                                        $20.00 per year requested

*The Administrator will deduct the applicable fees from either the initial or optional cash investment or proceeds from sale. All fees set forth above are subject to change following appropriate notice to Participants.

WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

                                   APPENDIX B


                              U.S. EQUITY MARKETS
                                 CLOSED IN 2001


        New Years Day ...............................         January 1
 Martin Luther King Jr. Day .........................        January 15
       Presidents Day ...............................        February 19
         Good Friday ................................         April 13
        Memorial Day ................................          May 28
      Independence Day ..............................          July 4
          Labor Day .................................        September 3
      Thanksgiving Day ..............................        November 22
        Christmas Day ...............................        December 25

      No person have been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to sell or solicitation of an offer to buy any securities other than those to which is relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

SUMMARY OF THE PLAN .......................................................    2
RISK FACTORS ..............................................................    4
FORWARD LOOKING STATEMENTS ................................................    5
TERMS AND CONDITIONS ......................................................    6
WHERE YOU CAN FIND MORE INFORMATION .......................................   19
INCORPORATION BY REFERENCE ................................................   19
USE OF PROCEEDS ...........................................................   20
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ............................   20
PLAN OF DISTRIBUTION ......................................................   20
LEGAL MATTERS .............................................................   21
EXPERTS ...................................................................   21
APPENDICES ................................................................   22

                        Granite Construction Incorporated

                                   PROSPECTUS

                              Dividend Reinvestment
                             And Stock Purchase Plan

                                     PART II

      ITEM 14. Other Expenses of Issuance and Distribution, Estimated

Securities and Exchange Commission ................................      $19,553
Printing expense - Registration Statement and Prospectus ..........      $ 5,000
Transfer Agent and Registrar ......................................      $15,000
Legal Fees ........................................................      $20,000
Accountants' Fees .................................................      $ 8,400
Miscellaneous Fees and Expenses ...................................      $ 2,522
Total .............................................................      $70,475

      ITEM 15. Indemnification of Directors and Officers

      The General Corporation Law of the State of Delaware, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The Certificate of Incorporation and the Bylaws of the Company provide in effect that the Company shall indemnify its directors, officers and employees to the extent permitted by the directors, officers and employees to the extent permitted by The General Corporation Law of Delaware.

      ITEM 16. Exhibits:

*5.1 Opinion of Shearman & Sterling regarding the legality of the shares being registered

23.1  Consent of Shearman & Sterling (contained in Exhibits 5.1)

23.2  Consent of PricewaterhouseCoopers LLP

*24   Power of Attorney (see signature page of the Registration Statement)

*99.1 Form of Authorization Form

*99.2 Form of Request for Waiver Form

*99.3 Form of Broker and Nominee Form

* previously filed

      ITEM 17. Underwritings

(a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant of section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on February 16, 2001.

                                    GRANITE CONSTRUCTION INCORPORATED


                                    By: /s/ David H. Watts
                                        ----------------------------------------
                                        [David H. Watts, Chairman of the Board,
                                        President and Chief Executive Officer]


      Pursuant to the requirements of the Securities Act of 1933, this amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the day of February 16, 2001.


Signature                           Title
---------                           -----

/s/ David H. Watts                  Chairman of the Board,
--------------------------          President, Chief Executive Officer,
[David H. Watts]                    and Director (Principal Executive Officer)

*                                   Senior Vice President and Chief Financial
--------------------------          Officer (Principal Accounting and Financial
[William E. Barton]                 Officer)

*                                   Director
--------------------------
[Joseph J. Barclay]

*                                   Director
--------------------------
[Richard M. Brooks]

*                                   Director
--------------------------
[Linda Griego]

*                                   Director
--------------------------
[Brian C. Kelly]

*                                   Director
--------------------------
[Rebecca A. McDonald]

*                                   Director
--------------------------
[Raymond E. Miles]

*                                   Director
--------------------------
[J. Fernando Niebla]

*                                   Director
--------------------------
[George B. Searle]


*/s/ Roxane Allbritton
--------------------------
Attorney-in-fact